Investor Presentation August 7, 2020

Safe Harbor Statement NOTE: This presentation contains certain statements that are not historical facts and that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this presentation addressing expectations, assumptions, beliefs, projections, estimates, future plans, strategies, and events, developments that we expect or anticipate will occur in the future, and future operating results or financial condition are forward-looking statements. Forward-looking statements in this presentation may include, but are not limited to, statements regarding our financial performance in future periods, future interest rates, our views on expected characteristics of future investment environments, prepayment rates and investment risks, our future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, the amount, timing or funding of future dividends. future actions by the Federal Reserve and other central banks, and the expected performance of our investments. The words “will,” “believe,” “expect,” “forecast,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “continue,” and similar expressions also identify forward-looking statements. These forward-looking statements reflect our current beliefs, assumptions and expectations based on information currently available to us, and are applicable only as of the date of this presentation. Forward-looking statements are inherently subject to risks, uncertainties, and other factors, some of which cannot be predicted or quantified and any of which could cause the Company’s actual results and timing of certain events to differ materially from those projected in or contemplated by these forward-looking statements. Not all of these risks, uncertainties and other factors are known to us. New risks and uncertainties arise over time, and it is not possible to predict those risks or uncertainties or how they may affect us. The projections, assumptions, expectations or beliefs upon which the forward-looking statements are based can also change as a result of these risks and uncertainties or other factors. If such a risk, uncertainty, or other factor materializes in future periods, our business, financial condition, liquidity and results of operations may differ materially from those expressed or implied in our forward-looking statements. Except as required by law, we are not obligated to update or revise any information included in this investor presentation, whether as a result of new information, future events or otherwise. While it is not possible to identify all factors, some of the factors that may cause actual results to differ from historical results or from any results expressed or implied by our forward-looking statements, or that may cause our projections, assumptions, expectations or beliefs to change, include the risks and uncertainties referenced in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and subsequent filings with the Securities and Exchange Commission, particularly those set forth under the caption “Risk Factors”. Except as required by law, we are not obligated to update or revise any information included in the investor presentation, whether as a result of new information, future events or otherwise. 2

Contents Macroeconomic Thesis 4 Current Environment 5 Recent Highlights 6 Return Environment 7 Fixed Income Market Update 8 Pricing Matrix 9 Interest Rates Risk Position 10 Credit Spreads Risk Position 11 Key Takeaways 12 Positive Industry Trends 13 Long-Term Performance 14 Market Snapshot 15 Second Quarter 2020 and Supplemental Information – Dynex Guiding Principles 17 – Q2 2020 Performance Recap 18 – Business Activity 19 – Net Interest Spread 20 – Macroeconomic Environment 23 – Investment Strategy 27 – Portfolio and Financial Data 28 – MREIT Reference Materials 35 3

Macroeconomic Thesis - Long-term • The global economy is fragile and downside risks are increasing; this remains the core of our long-term macro economic and investment thesis. • The combination of global debt, demographics, technology, human conflict and climate change continue to impose a drag on global growth and inflation. The Covid-19 pandemic has brought to light the connection and interplay between these factors, which will have long term impacts to the global economy. • Global economies and the global financial system cannot stand on their own without the central banks continuing to play a major role. Risk factors at play are increasing in complexity and number, further exacerbated by the pandemic. • Fiscal policy remains an important potential factor for stimulating growth and inflation. If financed with debt, the increased supply of bonds must be absorbed. Without incremental demand from Central Banks and other investors there will be upward pressure on interest rates and a steeper yield curve. • Interest rates should remain in their narrower range with significant pools of negative yielding debt globally, and a global economy that is functioning largely with the continued support of central banks. Fault lines in the global macroeconomic environment that were present well before Covid-19 are being exposed in an unprecedented manner. Now more than ever, a top- down, comprehensive approach in making investment decisions is essential. 4

Current Environment - Short to Medium Term • The world faces unprecedented uncertainty and upheaval across the social, political, economic, and financial landscape. It is too early to discern the broad based impact of the shocks across the economy. • We are still in the early stages of a health and economic crisis. A financial crisis has been avoided to date, due to Central Banks and governments responding aggressively to mitigate immediate economic fallout from the shocks. • The evolution of the pandemic and efficacy of the response to the pandemic will drive the need for further fiscal and monetary action. • The preponderance of the response by Central Banks and governments results in increased leverage and debt issuance, which may ultimately prove to be a headwind to sustained economic growth in the future. • Financial markets have bifurcated into sectors supported by the Fed versus unsupported. The risk of policy error and unintended consequences is high and government policy will be a major driver of returns going forward. • Looking ahead at Q3 2020 and Q4 2020 there are additional risk events such as the election, post-election period, and Brexit among many other existing known and unknown factors. It is also important to note that the development of a vaccine and/ or effective treatment are possible scenarios to consider. • Given the many factors currently at play that can evolve in several directions, we favor a position focused on liquidity and flexibility. 5

Recent Highlights • Overall, it remains an exceptional environment to generate solid cash flows for our shareholders. Financing costs remain low and asset returns remain attractive. • Agency RMBS and CMBS IO spreads have tightened and consequently our book value per common share is estimated in the range of $17.35 - $17.60 as of July 31, 2020, an increase between 4%-5% since June 30, 2020. • The investment portfolio including TBAs was $4.5 billion as of July 31, 2020 vs. $4.8 billion at June 30, 2020. Portfolio construction has not materially changed from quarter end. Leverage declined to approximately 7.0x from 8.1x at quarter end. • TBA dollar roll market remains constructive and the range of returns on marginal capital are 8-16%. 6

Return Environment *(as of July 31, 2020)*

Liquidity, cash flow predictability, availability of financing	Rating	Asset class
Higher		**Agency MBS** 15yr and 30yr RMBS [1,2] *Return Range 8-16%*
	GSE Guaranteed AAA Rated	**Agency CMBS** FNMA DUS, FRE K-A1, A2, CMBS IO *Returns less certain*
	AAA Rated	**Non-Agency MBS** CMBS-IO, RMBS, RMBS-IO, CMBS *Returns uncertain*
	AA – BBB Rated	**Non-Agency MBS** *Financing terms uneconomic/returns uncertain*
	Below Investment Grade/ Non-Rated	**Non-Agency MBS** *Financing terms uneconomic/returns uncertain*
Lower		**Loans/MSRs** *Financing terms uneconomic/returns uncertain*

Agency RMBS offer attractive returns

- **The most compelling levered risk-adjusted returns are still in the highest credit quality and the most liquid assets.**
- **Agency guaranteed RMBS offer attractive returns as funding costs are low, volatility is lower and the Federal Reserve is supporting this sector with purchases.**
- **TBA contracts offer additional financing advantage vs. repo and increased flexibility to maneuver portfolio size.**
- **Investing in more liquid MBS allows us the flexibility to rapidly pivot to other opportunities when they arise.**

(1) Range of levered returns based on Company assumptions and calculations
(2) Includes specified pools and TBAs

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Fixed Income Market Update (1) Average rate for Agency MBS per 20 counterparty survey (2) Source: Bloomberg (3) Source: BlackRock 6.0 model (4) Spread to swap, new issue. Source: JP Morgan DataQuery 8

Pricing Matrix *Source: JP Morgan DataQuery, Bloomberg and internal company data. Specified Pool Payups are quoted in percentage points of price above TBAs **Source: Internal company estimates from trading and marketing information 9

Risk Position - Interest Rates

Changes in interest rates impact the market value of our investments, net of hedges, and shareholders' equity. The estimated percentage change in these values incorporates duration and convexity inherent in our investment portfolio as it existed as of the dates indicated.

	As of July 31, 2020 Percentage Change in		As of June 30, 2020 Percentage Change in	
Parallel Change in Treasury Yields (bps)	Market Value of Investments & Hedges	Shareholders' Equity	Market Value of Investments & Hedges	Shareholders' Equity
+100	0.2%	1.1%	(0.4)%	(2.3)%
+50	—%	(0.1)%	(0.2)%	(1.0)%
-50	(0.3)%	(1.6)%	(0.1)%	(0.9)%
-100	(0.4)%	(2.5)%	(0.2)%	(1.2)%

		As of July 31, 2020 Percentage Change in		As of June 30, 2020 Percentage Change in	
Curve Shift 2 year Treasury (bps)	Curve Shift 10 year Treasury (bps)	Market Value of Investments & Hedges	Shareholders' Equity	Market Value of Investments & Hedges	Shareholders' Equity
+25	+50	—%	(0.1)%	(0.2)%	(1.0)%
+50	+25	(0.2)%	(1.1)%	(0.3)%	(1.6)%
-25	0	0.2%	1.3%	0.3%	2.1%
-50	-10	—%	0.3%	0.3%	1.6%

Source: Company models based on modeled option adjusted duration. Includes changes in market value of our investments and derivative instruments, including TBA securities, but excludes changes in market value of our financings because they are not carried at fair value on our balance sheet.

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Risk Position - Credit Spreads Changes in market credit spreads impacts the market value of our investments and shareholders' equity. The estimated percentage change in these values incorporates portfolio and hedge characteristics as they existed at the dates indicated. As of July 31, 2020 As of June 30, 2020 Percentage Change in Change in Market Credit Market Value of Market Value of Spreads Investments (1) Shareholders' Equity Investments (1) Shareholders' Equity +20/+50 (2) (1.3)% (8.0)% (1.5)% (9.1)% +10 (0.6)% (3.7)% (0.7)% (4.3)% -10 0.6% 3.7% 0.7% 4.3% -20/-50 (2) 1.3% 8.0% 1.5% 9.1% (1) Includes changes in market value of our MBS investments and TBA securities. (2) Incorporates a 20-basis point shift in Agency and non-Agency RMBS/CMBS and a 50-basis point shift in CMBS IO. Source: Company models based on modeled option adjusted duration. Includes changes in market value of our investments and derivative instruments, including TBA securities, but excludes changes in market value of our financings because they are not carried at fair value on our balance sheet. The projections for market value do not assume any change in credit spreads. 11

Key Takeaways • We view this as an extremely favorable environment to earn returns from high quality assets. Our funding costs are low, and we expect them to remain low. Our net interest spread has expanded and is driving a higher level of core EPS. • We have the flexibility to increase or decrease as we see the risk and return environment develop. Hedged static ROE for 15- and 30-year Agency RMBS is in the 8-16% range. • It is as yet unclear if the government actions will be enough to minimize the impact of the pandemic on the economy. • Given the many factors currently in play that can evolve in several directions, we favor a risk posture of flexibility and liquidity. Capital preservation is a major focus. • In the medium to long-term, we expect accretive return opportunities to develop across the credit spectrum in various asset classes. • Our consistent, disciplined, and methodical top-down approach served us well through the market disruption in March. As investors navigate the short, medium and long-term impacts of the pandemic, they should seek and favor an experienced management team. Dynex brings significant experience and expertise in managing leveraged securitized real estate assets through multiple economic cycles. • Our internal management structure and high insider ownership demonstrate strong shareholder alignment. 12

Positive Industry Trends • Substantial global demand for cash yield supports long term valuations of mortgage REITs ◦ Aging global population needs cash income ◦ The debt overhang results in low to negative global yields reducing cash income available to aging populations • Favorable investment environment ◦ U.S. demographic trends will continue driving household formation/housing demand ◦ Financing costs expected to be stable for multiple years on high quality assets ◦ Market volatility has been significantly dampened by central bank actions and large scale asset purchases are supportive of market conditions and liquidity • Further expansion of returns as counter cyclical emergency measures are tapered ◦ Need for private capital to replace government balance sheets ◦ Better risk premiums as Federal Reserve reduces its footprint over the long- term ◦ Less competition from GSEs for assets if they are reformed 13

Focused on the Long-Term Total Return (%) January 1, 2008 - July 31, 2020 Source: S&P Global 14

Stock Snapshot Common Preferred Monthly Dividend Quarterly Dividends NYSE Ticker DX DXPrB DXPrC Shares Outstanding (in millions) (as of 6/30/20) 23.1 2.8 4.5 Current Dividend Rate $0.13 $0.4765625 $0.43125 Annualized Dividend Yield 10.22% 7.89% 7.80% Share Price (close on 8/5/20) $15.26 $24.15 $22.11 Market Capitalization (in millions) (as of 8/5/20) $353.13 $67.34 $98.61 15

Second Quarter 2020 and Supplemental Information

Dynex Guiding Principles ◦ Simple and executable strategy ◦ Strong leadership and well-defined culture of ethics and integrity that permeates all activities ◦ Internally managed to assure alignment of incentives and long-term success ◦ Disciplined top-down approach to analysis and capital allocation ◦ Multi-asset, nimble investment strategy that provides flexibility to generate returns with an acceptable level of risk ◦ Manageable risk at the enterprise level with a robust, unified, integrated process that allows for recognition that types of risks are always changing ◦ Leverage technology to attract top performers and to provide employees with work-life balance 17

Second Quarter 2020 Performance Recap • Comprehensive income of $1.15 per common share and GAAP net income of $8.31 per common share • Quarterly economic return(2) to common shareholders of 6.5% • Net interest spread and adjusted net interest spread(1) of 1.96% and 1.96% , respectively, for the second quarter of 2020 compared to 1.32% and 1.47%, respectively, for the first quarter of 2020 • Core net operating income(1) of $0.36 per common share • Book value per common share of $16.69 at June 30, 2020 compared to $16.07 at March 31, 2020, due to spread tightening on the majority of assets, particularly CMBS IO and Agency RMBS ◦Portfolio increased $0.79 per share in book value, or 4.9%, which was partially offset by declared dividends in excess of core earnings and stock transactions totaling ($0.17) per share • Leverage(3) of 8.1x shareholders’ equity at June 30, 2020 compared to 8.8x at March 31, 2020 ◦Leverage declined to 4x on April 30, 2020 after which we redeployed capital, increasing leverage to 8.1x over the remainder of the quarter (1) Reconciliations for non-GAAP measures are presented on slide 34. (2) Equals sum of common stock dividend of $0.43 per share plus the increase in book value of $0.62 per common share divided by beginning book value per common share of $16.07. (3) Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA long positions divided by total shareholders' equity. 18

Second Quarter 2020 Business Activity • Realized net gains of $193.1 million from sales of $1.8 billion in Agency CMBS and $0.4 billion in Agency RMBS early in the quarter • Beginning in May, doubled investment portfolio balance to capture wider MBS spreads and returns and restructured hedge portfolio • Shifted asset allocation to 76% Agency RMBS (including TBA long positions of $1.3 billion) and 15% CMBS at end of second quarter from 25% Agency RMBS and 63% Agency CMBS at the end of the first quarter • Valerie A. Mosley rejoined the Board of Directors 19

Interest Spreads Trends • Net interest spread and adjusted net interest Spread significantly expanded during the quarter due to the sizeable reduction in repo costs. • In addition, adjusted net interest spread experienced strong TBA drop income. • We expect funding costs to remain low for the remaining year and net spreads to remain elevated. Based on forward 1-month LIBOR 20

Investment Portfolio (as of dates indicated) • Disciplined capital allocation and portfolio constructed for flexibility June 30, 2020 March 31, 2020 December 31, 2019 Non-Agency CMBS IO: 5% Agency CMBS IO: 8% Non-Agency CMBS Agency CMBS IO: 5.9% IO: 3.8% Agency RMBS (1): 76% Agency RMBS: 25% Agency RMBS (1): 50.6% Agency CMBS: 39% Agency CMBS: 15% Agency CMBS: 63% Other: 0.9% Agency CMBS IO: 6% Non-Agency CMBS IO: 3% 1) Includes TBA dollar roll positions at their implied market value which are accounted for as “derivative assets (liabilities)” on our consolidated balance sheet. Average Asset Yield 21 60 0 Q3Q4- Q1- Q2- Q3- Q4- Q1- Q2- Q3- Q4- - 17171818181819191919 Net Income

Portfolio Characteristics *(as of June 30, 2020)*

($ in millions)	Par Value: Pools	Par Value: TBA [5]	Total Par Value	Estimated Fair Value	% of Portfolio	WAVG Coupon [1]	Amortized cost (%) [2]	Unamortized Premium Balance [2]	3-month CPR [2]	3-month WAVG yield [2]
Agency RMBS										
2.0% coupon	$ 790,107	$ 750,000	$ 1,540,107	$ 1,581,447	33.0 %	2.00 %	102.3 %	$18,524	—%	1.87 %
2.5% coupon	1,003,210	500,000	1,503,210	1,573,778	32.9 %	2.50 %	103.7 %	36,711	1.2%	2.35 %
4.0% coupon	455,435	—	455,435	491,659	10.3 %	4.00 %	102.7 %	12,354	29.4%	2.64 %
Total Agency RMBS	$2,248,752	$1,250,000	$ 3,498,752	$ 3,646,884	76.2 %		103.0 %	$ 67,589	6.8%	2.35 %
Agency CMBS	$ 655,935	—	$ 655,935	$ 701,959	14.7 %	2.50 %	101.0 %	$ 6,518	[4]	2.58 %
CMBS Interest-only	[3]	—	[3]	436,671	9.1 %	0.64 %	n/a	435,271	[4]	4.05 %
Other non-Agency MBS	1,732	—	1,732	1,490	— %	7.13 %	65.4 %	(600)	-	30.55 %
Total	**$2,906,419**	**$1,250,000**	**$ 4,156,419**	**$ 4,787,004**	**100 %**			**$ 508,778**		**2.69 %**

(1) The weighted average coupon ("WAC") is the gross interest rate of the security weighted by the outstanding principal balance (or by notional amount for CMBS IO).

(2) Amortized cost %, unamortized premium balance, 3-month CPR and WAVG yield exclude TBA securities.

(3) CMBS IO do not have underlying par values. The total notional value underlying CMBS IO is $22.6 billion.

(4) Structurally, we are compensated for CMBS prepayments, but there are exceptions under certain circumstances.

(5) TBA long positions only.

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Global Risk Landscape World Economic Forum Global Risk Report 2020 23

Negative Yielding Global Debt The global stock of negative-yielding debt is now in excess of $14 trillion as rising market volatility lends extra force to this year’s unprecedented bond rally. Source: Bloomberg 24

US Government Debt vs 10 Year Treasury Yields As debt has increased it is difficult for interest rates to rise without having a negative impact on global growth, ultimately putting downward pressure on rates. US 10yr Yields % US Govt Debt to GDP % (left axis) (right axis) US 10yr Yields % US Govt Debt to GDP % (left axis) (right axis) Source: Bloomberg 25

Japan Government Debt % to GDP vs 10 Year Yields (December 31, 1989 - June 30, 2020) As debt has risen, Japanese 10yr yields have remained below 2% for over 20 years (%) (%) Source: Bloomberg 26

Investment Strategy Diversified investment approach that performs in a variety of market environments • Dynamic and disciplined capital allocation model enables capturing long-term value • Invest in a high quality, liquid asset portfolio of primarily Agency investments • Diversification is a key benefit ◦ Balance between commercial and residential sectors provides diversified cash flow and prepayment profile ◦ Agency CMBS protect the portfolio from extension risk. High quality CMBS IO add yield and are intended to limit credit exposure and prepayment volatility vs. lower rated tranches ◦ Agency fixed rate RMBS allow opportunistic balance sheet growth in high quality liquid assets • Flexible portfolio duration position to reflect changing market conditions 27

Prepayment Protection on Unamortized Premium (as of 6/30/20) Investment Premium by Asset Type ($ in millions) CMBS IO: $435.3 , 2020) 100% of investment premium exposure in CMBS has structural prepayment protection Agency CMBS: $6.5 Agency RMBS: $67.6 Unamortized Premium $ in Millions % of Total Explicit prepayment protection: CMBS/CMBS IO $441.8 87% Favorable prepayment RMBS 67.6 13% characteristics: 28

Hedge Position (as of June 30, 2020) Interest Rate Swaps Notional Amount WAVG WAVG Life Remaining Years to Maturity ($ in ‘000s) Pay-Fixed Rate (in years) 5 year pay-fixed $ 50,000 1.35% 0.3 10 year pay-fixed 425,000 0.69% 9.9 Total $ 475,000 0.76% 9.0 Futures and Options Notional Amount ($ in ‘000s) Fair Value Maturity Options on U.S. Treasury futures $1,425,000 $ 3,168 September 2020 U.S. Treasury futures (1,225,000) (4,208) September 2020 29

Funding Strategy (as of June 30, 2020) ($s in thousands) Weighted Average Fair Value of • Weighted average repo rate as of Collateral Type Balance Rate Collateral June 30, 2020 declined 133 basis Agency RMBS $2,308,446 0.27% $2,427,267 points to 0.38% compared to 1.71% Agency CMBS 654,001 0.28% 695,578 as of March 31, 2020 and the average Agency CMBS IO 225,191 1.12% 265,342 repo rate was 74 basis points for the Non-Agency CMBS IO 127,353 1.40% 155,288 second quarter of 2020 versus 1.86% Total $ 3,314,991 0.38% $3,543,475 for the prior quarter • Active with 19 counterparties at June 30, 2020 Weighted Remaining Term to Average Original Maturity Balance Percentage Term to Maturity < 30 days $1,875,520 57% 26 30 to 90 days 1,439,471 43% 32 $3,314,991 100% 29 30

Performance Statistics Overview (1) Net Interest Spread Adjusted Net Interest Spread 1.96% 1.96% 1.52% 1.51% 1.53% 1.47% 1.34% 1.32% 1.41% 1.24% 1.19% 1.07% 1.08% 1.10% 1.14% 0.93% 1.03% 0.84% 0.76% 0.82% Q1- Q2- Q3- Q4- Q1- Q2- Q3- Q4- Q1- Q2- Q1- Q2- Q3- Q4- Q1- Q2- Q3- Q4- Q1- Q2- 18 18 18 18 19 19 19 19 20 20 18 18 18 18 19 19 19 19 20 20 (1) Adjusted net interest spread, a non-GAAP measure, includes the impact of net periodic interest cost/benefit from interest rate swaps and drop income from TBA dollar roll positions. 31

Financial Performance - Comparative Quarters

($ in thousands, except per share amounts)	2Q20 Income (Expense)	2Q20 Per Common Share	1Q20 Income (Expense)	1Q20 Per Common Share
Interest income	$19,853	$0.86	$39,822	$1.73
Interest expense	4,850	0.21	22,101	0.96
GAAP net interest income	15,003	0.65	17,721	0.77
TBA drop income [(1)]	1,796	0.08	739	0.03
Net periodic interest benefit of interest rate swaps [(1)]	(107)	—	2,064	0.09
Adjusted net interest income [(2)]	16,692	0.73	20,524	0.89
Other operating expense, net	(222)	(0.01)	(423)	(0.02)
General and administrative expenses	(4,811)	(0.21)	(4,621)	(0.20)
Preferred stock dividends	(3,253)	(0.16)	(3,841)	(0.16)
Core net operating income to common shareholders [(2)]	8,406	0.36	11,639	0.51
Change in fair value of derivatives [(1)]	(10,252)	(0.44)	(198,370)	(8.64)
Realized gain on sale of MBS	193,099	8.37	84,783	3.69
Fair value adjustments, net	332	0.01	(372)	(0.02)
Preferred stock redemption charge to common shareholders	—	—	(3,914)	(0.17)
GAAP net income (loss) to common shareholders	191,585	8.31	(106,234)	(4.63)
Unrealized gain on MBS	(165,047)	(7.16)	72,972	3.18
Comprehensive income (loss) to common shareholders	$26,538	$1.15	($33,262)	($1.45)
WAVG common shares outstanding	23,057		22,963	

(1) TBA drop income, net periodic interest benefit, and change in fair value of derivatives are components of "gain (loss) on derivative instruments, net" reported in the comprehensive income statement.

(2) See reconciliations for non-GAAP measures on slide 34.

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Book Value Rollforward Q2 2020 Per Common ($ in thousands, except per share amounts) Share Common shareholders' equity, March 31, 2020 (1) $369,398 $16.07 GAAP net income to common shareholders: Core net operating income to common (2) 8,406 Realized gain on sale of MBS, net 193,099 Change in fair value of derivatives (10,252) Other 332 Unrealized net gain on MBS (165,047) Dividends declared (9,925) Stock transactions (3) 250 Common shareholders' equity, June 30, 2020 (1) $386,261 $16.69 (1) Common shareholders' equity represents total shareholders' equity less the liquidation value of preferred stock outstanding as of the date indicated. (2) Reconciliations for non-GAAP measures are presented on slide 33. (3) Includes issuance of restricted stock, net of amortization and common stock repurchases made during the second quarter. 33

Reconciliation of GAAP Measures to Non-GAAP Measures

($ in thousands except per share data)	2Q20	1Q20	4Q19	3Q19	2Q19
Comprehensive income (loss) to common shareholders	$26,538	($33,262)	$8,570	$15,250	($11,064)
Adjustments:					
Change in fair value of available for sale investments	(28,052)	(157,755)	43,204	(59,800)	(100,767)
Change in fair value of derivatives instruments, net [(1)]	10,252	198,370	(36,750)	56,079	122,370
Fair value adjustments, net	(332)	372	14	13	16
Preferred stock redemption charge	—	3,914	—	—	—
Core net operating income to common shareholders	$8,406	$11,639	$15,038	$11,542	$10,555
Core net operating income per common share	$0.36	$0.51	$0.66	$0.48	$0.43

($ in thousands)	2Q20	1Q20	4Q19	3Q19	2Q19
Net interest income	$15,003	$17,721	$16,195	$13,246	$12,935
TBA drop income	1,796	739	1,582	1,404	1,282
Net periodic interest (cost) benefit [(2)]	(107)	2,064	4,660	3,966	3,553
Adjusted net interest income	$16,692	$20,524	$22,437	$18,616	$17,770
Other operating expense, net	(222)	(423)	(28)	25	255.58
General and administrative expenses	(4,811)	(4,621)	(4,010)	(3,758)	($4,265)
Preferred stock dividends	(3,253)	(3,841)	(3,361)	(3,341)	(3,206)
Core net operating income to common shareholders	$8,406	$11,639	$15,038	$11,542	$10,555

(1) Amount represents net realized and unrealized gains and losses on derivatives and excludes net periodic interest cost/benefit related to these instruments and TBA drop income.

(2) Amount represents net periodic interest cost/benefit of effective interest rate swaps outstanding during the period and excludes changes in fair value and termination costs of derivative instruments.

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Mortgage REIT Business Model


ASSETS
CAPITAL
Higher
Lower
Liquidity
Government Issued AAA Rated
Agency MBS
RMBS, CMBS, CMBS-IO
AAA Rated
Non-Agency MBS
CMBS-IO, RMBS, RMBS-IO, CMBS
AA – BBB Rated
Non-Agency MBS
Below Investment Grade/ Non-Rated
Non-Agency MBS
Loans/MSRs
Short Term
Repo/Dollar Rolls
Committed Repo
Warehouse Lines
Medium Term
Unsecured Notes
Convertible Notes
Permanent ~7-9 % Yield
Preferred Stock
Permanent ~9-14 % Yield
Common Stock

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MREIT Glossary of Terms Commercial Mortgage-Backed Securities (CMBS) are a type of mortgage-backed security that is secured by the mortgage on a commercial property. CMBS can be Agency issued and issued by a private enterprise (non-Agency). Credit Risk is the risk of loss of principal or interest stemming from a borrower’s failure to repay a loan. Curve Twist Terms: Bull Flattener: Is a rate environment in which long-term interest rates are declining faster than short- term interest rates. Bear Flattener: Is a yield-rate environment in which short-term interest rates are rising faster rate than long-term interest rates. Bear Steepener: Is a rate environment in which long-term interest rates are rising faster than short-term interest rates. Bull Steepener: Is a rate environment in which short-term interest rates are declining faster than long-term interest rates. Duration is a measure of the sensitivity of the price of a fixed-income investment to a change in interest rates. Duration is expressed as a number of years. Duration Drift is a measure of the change in duration for a change in interest rates Interest Only Securities (IOs) are securities backed by a portion of the excess interest of a securitization and sold individually from the principal component. Interest Rate Risk is the risk that an investment’s value will change due to a change in the absolute level of interest rates, the shape of the yield curve or in any other interest rate relationship. Interest rate risk can also manifest itself through the purchase of fixed rate instruments funded with floating rate, or very short maturity, instruments. Leverage is the use of borrowed money to finance assets including TBA dollar rolls. Prepayment Risk is the risk associated with the early unscheduled return of principal. 36

MREIT Glossary of Terms Repurchase Agreements are a short-term borrowing that uses loans or securities as collateral. The lender advances only a portion of the value of the asset (the advance rate). The inverse of the advance rate is the equity contribution of the borrower (the haircut). Residential Mortgage-Backed Securities (RMBS) are a type of mortgage-backed debt obligation whose cash flows come from residential debt, such as mortgages, home-equity loans and subprime mortgages. Each security is typically backed by a pool of mortgage loans created by US government agencies, banks, or other financial institutions. RMBS can be Agency issued or issued by a private enterprise (non-Agency). Specified Mortgage Backed Securities Pools are pools created with loans that have similar characteristics, or “stories.” Spread Risk is the potential price volatility resulting from the expansion and contraction of the security’s risk premium over a benchmark (or risk-free) interest rate. TBA Dollar Roll is a financing mechanism for long positions in TBAs whereby an investor enters into an offsetting short position and simultaneously enters into an identical TBA with a later settlement date. To Be Announced (TBA) Securities are forward contracts involving the purchase or sale of non-specified Agency RMBS or CMBS. 37